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                                                                   EXHIBIT 23.1


                        Consent of Independent Auditors


The Board of Directors
Network Computing Devices, Inc.


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-51594 and 39-65638) of Network Computing Devices, Inc. of our reports dated January 27, 1998, except as to Note 10 which is as of March 16, 1998, relating to the consolidated balance sheets of Network Computing Devices, Inc. and subsidiaries as of December 31, 1997 and
1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which reports appear in the December 31, 1997, annual report on Form
10-K of Network Computing Devices, Inc.


                                   KPMG PEAT MARWICK LLP


Mountain View, California
March 30, 1998